Exhibit 10.62

Written description of oral agreement between Beijing Pypo Technology Group Company

Limited and Beijing Dingtai Jiye Investment Co., Ltd.

In July 2007, Beijing Pypo Technology Group Company Limited, or Pypo Beijing, received cash advances of $0.1 million from Beijing Dingtai Jiye Investment Co., Ltd., a company directly controlled by Mr. Kuo Zhang. These advances were unsecured, interest-free obligations payable on demand. Beijing Dingtai Jiye Investment Co., Ltd. made these advances to meet the short-term working capital requirements of Pypo Beijing, which repaid them in July 2008.